SERIES A SENIOR CONVERTIBLE PREFERRED

STOCK PURCHASE AGREEMENT

By and between

NTR ACQUISITION CO.

and

OCCIDENTAL PETROLEUM INVESTMENT CO

SERIES A SENIOR CONVERTIBLE PREFERRED STOCK
PURCHASE AGREEMENT

TABLE OF CONTENTS

1. PURCHASE AND SALE OF STOCK.		1
1.1	Sale and Issuance of Series A Preferred Stock.	1
1.2	Closing.	1
1.3	Pre-Closing Agreements.	2
2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.		3
2.1	Organization; Good Standing; Qualification.	3
2.2	Authorization.	4
2.3	Valid Issuance of Preferred and Common Stock.	4
2.4	Governmental Consents.	4
2.5	Capitalization and Voting Rights.	5
2.6	Subsidiaries.	6
2.7	Contracts and Other Commitments.	6
2.8	Related-Party Transactions.	6
2.9	Registration Rights.	7
2.10	Permits.	7
2.11	Compliance With Other Instruments.	7
2.12	Litigation.	8
2.13	Disclosure.	8
2.14	Offering.	8
2.15	Title to Property and Assets; Leases.	8
2.16	SEC Reports.	9
2.17	Changes.	9
2.18	Tax Returns, Payments, and Elections.	10
2.19	Insurance.	11
2.20	Minute Books.	11
2.21	Investment Company.	11
2.22	Listing and Maintenance Requirements.	11
2.23	Representations and Warranties Regarding Kern.	12
3. REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL.		12
3.1	Organization; Good Standing; Qualification.	12
3.2	Authorization.	12
3.3	Governmental Consents.	12
3.4	Compliance With Other Instruments.	12
3.5	Litigation.	13
3.6	Purchase Entirely for Own Account.	13
3.7	Restricted Securities.	13
3.8	Legends.	13
3.9	Financing.	14
3.10	Blank Check Company.	14

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4. CONDITIONS OF OCCIDENTAL’S OBLIGATIONS AT CLOSING.		14
4.1	Representations and Warranties.	14
4.2	Performance.	14
4.3	Compliance Certificate.	15
4.4	Qualifications.	15
4.5	No Action or Injunction.	15
4.6	Proceedings and Documents.	15
4.7	Transaction Closing.	15
4.8	Certificate of Designations.	15
4.9	Secretary’s Certificate.	15
4.10	Opinion of Company Counsel.	16
4.11	Note, Shareholders Agreement and Registration Rights Agreement.	16
5. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING.		16
5.1	Representations and Warranties.	16
5.2	Performance.	16
5.3	Qualifications.	16
5.4	No Action or Injunction.	16
5.5	Transaction Closing.	17
5.6	Shareholder Approval.	17
6. TERMINATION.		17
6.1	Termination of this Agreement.	17
6.2	Effect of Termination.	17
7. MISCELLANEOUS.		17
7.1	Entire Agreement.	17
7.2	Survival of Warranties.	18
7.3	Successors and Assigns.	18
7.4	Governing Law.	18
7.5	Specific Performance	18
7.6	No Third-Party Beneficiaries.	18
7.7	Counterparts.	19
7.8	Titles and Subtitles.	19
7.9	Notices.	19
7.10	Finder’s Fees.	19
7.11	Expenses.	19
7.12	Attorneys’ Fees.	19
7.13	Amendments and Waivers.	20
7.14	Severability.	20
7.15	Public Announcements.	20
7.16	Trust Account Waiver.	20
7.17	Schedule of Exceptions.	20

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SERIES A SENIOR CONVERTIBLE PREFERRED STOCK
PURCHASE AGREEMENT

THIS SERIES A SENIOR CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 2nd day of November, 2007, by and between NTR Acquisition Co., a Delaware corporation (the “Company”), and Occidental Petroleum Investment Co., a California Corporation (“Occidental”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURCHASE AND SALE OF STOCK.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) a Certificate of Designations of Preferred Stock in the form attached hereto as Exhibit A (the“Certificate of Designations”).

(b) Subject to the terms and conditions of this Agreement, Occidental agrees to purchase at the Closing and the Company agrees to sell and issue to Occidental, at the Closing, shares of the Company’s Series A Senior Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), at a purchase price of $1000 per share (the “Liquidation Preference Amount”). The number of shares of Series A Preferred Stock the Company will sell and Occidental will purchase at the Closing will equal the quotient of (A) the sum of (1) $35,000,000 and (2) the principal amount of the Note (as defined below) and (3) the Accrued Interest Amount and (B) the Liquidation Preference Amount, rounded up to the nearest whole share.

The “Note” means that certain Promissory Note of even date herewith, in the aggregate principal amount of up to $3,000,000, between the Company and Occidental, together with any Additional Notes (as defined such Promissory Note) that may be delivered or deemed delivered by the Company thereunder. The “Accrued Interest Amount” is the amount of interest accrued (and not capitalized) on the Note through the Closing date. The Series A Preferred Stock will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations.

1.2 Closing.

(a) Subject to the satisfaction or waiver of each party’s the conditions in Section 4, the purchase and sale of the Series A Preferred Stock shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP simultaneously with the Closing of the acquisition (the “Transaction”), directly or indirectly, of all outstanding shares of each class of common stock of Kern Oil & Refining Co., a California corporation (“Kern”) from Casey Co., a California corporation (“Casey”) pursuant to that certain Stock Purchase Agreement in substantially the form attached as Exhibit B (“Kern Acquisition Agreement”) or any replacement acquisition by the Company through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination of one or more businesses or assets in the energy business acceptable to Occidental (“Replacement Transaction”), or at such other time and place as the Company and Occidental shall mutually agree, either orally or in writing (which time and place are designated as the “Closing”).

(b) At the Closing, the Company shall deliver to Occidental a certificate representing the shares of Series A Preferred Stock and Occidental shall (i) pay an amount equal to $35,000,000 by wire transfer of immediately available funds as directed in a written notice by the Company not less than two (2) Business Days in advance of the Closing and (ii) cancel the Note. In the event that payment by Occidental is made, in whole or in part, by cancellation of the Note, then Occidental will surrender the Note to the Company for cancellation at the Closing or shall execute an instrument of cancellation in form and substance reasonably acceptable to the Company. In the event that a Replacement Transaction is structured such that the Company is not the surviving corporation or survives as a subsidiary of another entity, then Occidental will have the right, prior to Closing, to elect to receive at Closing, in lieu of the shares of Series A Preferred Stock and upon payment of the amount set forth above, the consideration that would be receivable by a holder of that number of shares of Common Stock as would be issuable upon conversion of the shares of the Series A Preferred Stock that otherwise would have been issued to Occidental at Closing (the “Alternate Consideration”).

1.3 Pre-Closing Agreements.

(a) Cash Shortfall Funding. Occidental agrees to advance up to $3,000,000 to the Company pursuant to the Note prior to the Closing (the “Cash Shortfall Amount”); provided that all of such Cash Shortfall Amount is used for (i) the Company’s reasonable and customary expenses associated with negotiating and consummating this Agreement, the transactions contemplated hereby and by the Transaction and, if applicable, the Replacement Transaction (including, without limitation, the reasonable fees and expenses of consultants hired to conduct diligence and reasonable legal fees), (ii) the deposit required to be paid by the Company under the terms of the Kern Acquisition Agreement or, if applicable, the terms of the Replacement Transaction and (iii) reasonable operating and other expenses of the Company for the period during which the Company seeks to consummate the Transaction or, if applicable, the Replacement Transaction. Occidental will advance portions of the Cash Shortfall Amount upon (A) the written request of the Company made from time to time and (B) submission of reasonably detailed invoices related to any amount requested. The Company agrees to repay all such amounts advanced in accordance with the terms of the Note. The Company will accept cancellation of the Note as payment for the shares of Series A Preferred Stock under Section 1.2.

(b) Option to Purchase. If the Transaction does not close, in consideration for making advances under the Note, Occidental will have the option, exercisable for ninety (90) days after the closing of a Replacement Transaction by the Company, to purchase up to three percent (3%) of the outstanding capital stock of the surviving entity in such transaction (in addition to the right to purchase Series A Preferred Stock or the Alternate Consideration) at a price per share equivalent to the lower of (i) the quotient of (A) the closing price per share of the Common Stock on the day preceding the closing date of such transaction and (B) the number of shares of capital stock of the surviving entity into which each share of Common Stock was converted in such transaction (which number shall be deemed to be one if the Common Stock was not converted in such transaction) (the “Conversion Ratio”) and (ii) the quotient of (A) the average of the closing price for each of the thirty (30) trading days immediately preceding the date on which the Company announces such transaction and (B) the Conversion Ratio, payable, in part, through cancellation of the Note. The “closing price” for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the average of the closing bid and asked prices for such day, in each case as reported by the American Stock Exchange, or if such last sale price is not so reported by the American Stock Exchange, or if no such sale takes place on such day, the mean between the closing bid and asked prices for the Common Stock as reported by the American Stock Exchange. If the shares of Common Stock are not reported by the American Stock Exchange, the “closing price” for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the average of the closing bid and asked prices for such day, in each case as reported by the national exchange on which the Common Stock is traded. For the purpose hereof, trading day shall mean a day on which the specified securities exchange shall be open for business or, if the shares of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Occidental that as of the date of this Agreement and as of the Closing, except as set forth on a Schedule of Exceptions furnished to Occidental and its counsel, specifically identifying the relevant subparagraph(s) hereof, which exceptions are incorporated by reference into this Agreement:

2.1 Organization; Good Standing; Qualification.

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Shareholders Agreement to be entered into at Closing between the Company and Occidental (“Shareholders Agreement”), the Registration Rights Agreement to be entered into at Closing between the Company and Occidental (“Registration Rights Agreement”), the Note and any other agreement to which the Company is a party the execution and delivery of which is contemplated hereby (the “Ancillary Agreements”), to file the Certificate of Designations with the Secretary of State of the State of Delaware, to issue and sell the Series A Preferred Stock and the Common Stock issuable upon conversion thereof, and to carry out the provisions of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Note, the Certificate of Designations and any Ancillary Agreement. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, prospects, or financial condition.

2.2 Authorization.

All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Note and any Ancillary Agreement, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the performance of all obligations of the Company hereunder and thereunder at the Closing, the borrowing under the Note and the authorization, issuance (or reservation for issuance), sale, and delivery of the Series A Preferred Stock being sold hereunder and the Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closing, and this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Note and any Ancillary Agreement, when executed and delivered, and the Certificate of Designations when filed with the Secretary of State of the State of Delaware, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable laws. The sale of the Series A Preferred Stock is not and the subsequent conversion of the Series A Preferred Stock into Common Stock will not be subject to any preemptive rights or rights of first refusal.

2.3 Valid Issuance of Preferred and Common Stock.

The Series A Preferred Stock that is being purchased by Occidental under this Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed in this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Shareholders Agreement and under applicable state and federal securities laws.

2.4 Governmental Consents.

No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Series A Preferred Stock by the Company or the issuance of Common Stock upon conversion of the Series A Preferred Stock, except (i) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, and (ii) such filings as will have or have been made prior to the Closing.

The Company has not offered shares of its Series A Preferred Stock or any substantially similar securities of the Company for sale to, or solicited any offers to buy from, or otherwise approached or negotiated in respect thereof with, any person other than Occidental, and the Company will not take any action that will cause the issuance and delivery of the shares of its Series A Preferred Stock as contemplated hereby to constitute a violation of the Securities Act.

2.5 Capitalization and Voting Rights.

The authorized capital of the Company will consist immediately prior to the Closing of (a) 1,000,000 shares of preferred stock, par value $0.0001, of which 40,000 shares will, as of the Closing, have been designated Series A Preferred Stock, all of which may be sold pursuant to this Agreement and shall have the rights, privileges and preferences set forth in the Certificate of Designations, and (b) 200,000,000 shares of Common Stock. On the date hereof, 30,557,205 shares of Common Stock are outstanding.

The outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

Except for (i) the conversion privileges of the holders of Series A Preferred Stock, (ii) the rights provided in Section 2.3 and 2.4 of the Shareholders Agreement, (iii) the rights provided in Section 1.3, (iv) 30,427,205 warrants to purchase Common Stock pursuant to that certain Amended and Restated Warrant Agreement, dated as of January 28, 2007 between the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrants”), and (v) options or other rights to purchase up to 1,500,000 shares of Common Stock pursuant to stock option or stock purchase plans or agreements that may be approved by the Company’s Board of Directors prior to Closing, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries or any of their respective securities. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities of the Company or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such securities, as the result of any merger, sale of stock or assets, change in control or other similar transaction by the Company. Neither the Company nor any of its Subsidiaries is a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security of the Company or any of its Subsidiaries or the voting by a director of the Company.

2.6 Subsidiaries.

The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity (“Subsidiaries”), except that, prior to the Closing it may form a new wholly-owned Subsidiary which, at the closing of the Transaction, would acquire all of the capital stock of Kern, free and clear of any liens or encumbrances. Such newly-formed Subsidiary shall have no liabilities or assets other than, at the Closing, the capital stock of Kern and any liabilities or assets arising from assignment to such Subsidiary of the Kern Acquisition Agreement. The Company is not a participant in any joint venture, partnership, or similar arrangement.

2.7 Contracts and Other Commitments.

The Company does not have and is not bound by any contract, agreement, lease, commitment, or proposed transaction, written or oral, absolute or contingent, other than (i) the Kern Acquisition Agreement, (ii) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not require commitments by the Company to pay more than $100,000, and do not extend for more than one (1) year beyond the date of this Agreement, (iii) sales contracts entered into in the ordinary course of business, and (iv) contracts terminable at will by the Company on no more than thirty (30) days’ notice without cost or liability to the Company and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company’s business. For the purpose of this paragraph, employment and consulting contracts and contracts with labor unions, and license agreements and any other agreements relating to the Company’s acquisition or disposition of patent, copyright, trade secret or other proprietary rights or technology (other than standard intellectual property assignment and confidentiality agreements with employees and consultants and standard end-user license agreements) shall not be considered to be contracts entered into in the ordinary course of business.

2.8 Related-Party Transactions.

(a) No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees, (b) to the best of the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company, and (c) to the best of the Company’s knowledge, no officer, director, or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company).

2.9 Registration Rights.

Except as provided in the Registration Rights Agreement and that certain Registration Rights Agreement dated as of January 30, 2007 between the Company, NTR Partners LLC and the other persons named therein (“Existing Registration Rights Agreement”), the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

2.10 Permits.

The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted if failure to obtain them might result, either individually or in the aggregate, in any material adverse change in the assets, business, operations, properties, prospects, or condition (financial or otherwise) of the Company (as such business is presently conducted and as it is presently proposed to be conducted) (“Material Adverse Change”). The Company is not in default in any material respect under any of such franchises, permits, licenses or other sim-ilar authority.

2.11 Compliance With Other Instruments.

The Company is not in violation or default in any material respect of any provision of its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws or in any material respect of any provision of any mortgage, indenture, agreement, (including the Existing Registration Rights Agreement) instrument, or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company. The execution, delivery, and performance by the Company of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the borrowing under the Note and any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, will not (i) result in any such material violation or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge, or encumbrance upon any assets of the Company or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company or any of its Subsidiaries, its or their respective business or operations, or any of its or their respective assets or properties or (ii) conflict with any binding resolution or action of the Company’s Board of Directors or stockholders.

2.12 Litigation.

There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Note or any Ancillary Agreement or the Kern Purchase Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Material Adverse Change, or in any material change in the current equity ownership of the Company. The foregoing includes, without limitation, any action, suit, proceeding, or investigation pending or currently threatened involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company with potential backers of, or investors in, the Company or its proposed business. The Company is not a party to or, to the best of its knowledge, named in or subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.

2.13 Disclosure.

The Company has provided Occidental with all the information reasonably available to it without undue expense that Occidental has requested for deciding whether to purchase the Series A Preferred Stock and all information that the Company believes is reasonably necessary to enable Occidental to make such decision. To the best of the Company’s knowledge after reasonable investigation, neither this Agreement nor any other agreements, written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.14 Offering.

Subject in part to the truth and accuracy of Occidental’s representations set forth in this Agreement, the offer, sale and issuance of the Series A Preferred Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.15 Title to Property and Assets; Leases.

The Company has good and marketable title to its property and assets free and clear of all mortgages, liens, claims, and encumbrances, other than mortgages, liens, claims, and encumbrances that would not result, individually or in the aggregate, in a Material Adverse Change. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, other than liens, claims, and encumbrances would not result, individually or in the aggregate, in a Material Adverse Change.

2.16 SEC Reports.

The Company has complied in all material respects with requirements to file all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934, as amended, and all rules promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (“Commission”), with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

2.17 Changes.

As of the Closing date, since June 30, 2007, the only change in the assets, liabilities, financial condition, or operating results of the Company from that reflected in the SEC Reports as of June 30, 2007, have arisen only in the ordinary course of the Company’s business conducted in connection with its efforts to consummate the transactions contemplated by this Agreement, the Transaction and, if applicable, any Replacement Transaction and would not reasonably be expected to result in a Material Adverse Change except to the extent such Material Adverse Change was the result of changes affecting the business of all refiners generally and not within the control of the Company. Except as may be consented in writing by Occidental (such consent not to be unreasonably withheld or delayed), there has not been:

(a) any waiver or compromise by the Company of a material right or of a material debt owed to it;

(b) any satisfaction or discharge of any material lien, claim, or encumbrance or payment of any obligation by the Company;

(c) any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

(d) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(e) any resignation or termination of employment of any key officer of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable or contested by the Company in good faith and liens created pursuant to the senior secured revolving credit facility and term loan facility contemplated by the proposal letter, dated October 5, 2007, between Company and the proposed lender named therein;

(g) any loans or guarantees made by the Company to or for the benefit of its employees, stockholders, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) except as may be required pursuant to the exercise of any conversion rights pursuant to Article SIXTH of the Company’s Certificate of Incorporation, any declaration, setting aside, or payment of any dividend or other distribution of the Company’s assets in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(i) to the best of the Company’s knowledge, any other event or condition of any character that would reasonably be expected to result in a Material Adverse Change; or

(j) any agreement or commitment by the Company to do any of the things described in this Section 2.17.

2.18 Tax Returns, Payments, and Elections.

The Company has timely filed all tax returns and reports (federal, state and local) as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith. The provision for taxes of the Company as shown in the Financial Statements is, adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (“Code”), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate pro-visions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

2.19 Insurance.

The Company has in full force and effect directors’ and officers’ indemnity insurance policies. With respect to Kern, the Company has, as of the Closing date, insurance in place in type and coverage in all material respects no less comprehensive than the insurance Kern had in place prior to the closing of the Kern Acquisition Agreement.

2.20 Minute Books.

The copy of the minute books of the Company provided to Occidental’s counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.

2.21 Investment Company.

The Company is not, and is not an affiliate of, and immediately following the Closing will not have become and “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.22 Listing and Maintenance Requirements.

The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date of this Agreement, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

2.23 Representations and Warranties Regarding Kern.

To the best of the Company’s knowledge after appropriate due diligence and investigation, each of the representations and warranties made with respect to Kern in Sections 3.1(g) - (z) of the Kern Acquisition Agreement (i) if specifically qualified by materiality, is true and complete as so qualified and (ii) if not qualified by materiality, is true and correct in all material respects, in each case as of the date of the Kern Acquisition Agreement and the Closing date, except where any such representation or warranty is specific as of a specific earlier date, in which event it shall remain true and correct (as qualified) as of such earlier date.

3. REPRESENTATIONS AND WARRANTIES OF OCCIDENTAL.

Occidental hereby represents and warrants to the Company that:

3.1 Organization; Good Standing; Qualification.

Occidental is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Shareholders Agreement, the Registration Rights Agreement, and any Ancillary Agreement to which Occidental is a party, and to carry out the provisions of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, and any such Ancillary Agreement.

3.2 Authorization.

All corporate action on the part of Occidental, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement, the Registration Rights Agreement and any Ancillary Agreement to which it is a party and the performance of all obligations of Occidental hereunder and thereunder at the Closing, has been taken or will be taken prior to the Closing. Occidental has full power and authority to enter into this Agreement, the Shareholders Agreement, the Registration Rights Agreement and any Ancillary Agreement to which Occidental is a party. This Agreement, the Shareholders Agreement, the Registration Rights Agreement and any Ancillary Agreement to which Occidental is a party, when executed and delivered, will constitute a valid and legally binding obligation of Occidental.

3.3 Governmental Consents.

No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of Occidental in connection with Occidental’s valid execution, delivery, or performance of this Agreement, except such filings as will have or have been made prior to the Closing.

3.4 Compliance With Other Instruments.

The execution, delivery, and performance by Occidental of this Agreement, the Shareholders Agreement, the Registration Rights Agreement and any Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of Occidental’s certificate of incorporation or bylaws or be in material conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such document.

3.5 Litigation.

There is no action, suit, proceeding, or investigation pending or, to Occidental’s knowledge, currently threatened against Occidental that questions the validity of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, or any Ancillary Agreement to which it is a party or the right of Occidental to enter into such agreements, or to consummate the transactions contemplated hereby or thereby.

3.6 Purchase Entirely for Own Account.

This Agreement is made in reliance upon Occidental’s representation to the Company, which by Occidental execution of this Agreement Occidental’s hereby confirms, that the Series A Preferred Stock to be purchased by Occidental and the Common Stock issuable upon conversion thereof (collectively, the “Securities”) will be acquired for investment for Occidental’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Occidental has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Occidental further represents that Occidental does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.7 Restricted Securities.

Occidental understands that the Series A Preferred Stock (and any Common Stock issued on conversion thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock (or the Common Stock issued on conversion thereof) or an available exemption from registration under the Securities Act, the Series A Preferred Stock (and any Common Stock issued on conversion thereof) must be held indefinitely.

3.8 Legends.

To the extent applicable, each certificate or other document evidencing any of the Series A Preferred Stock or any Common Stock issued upon conversion thereof shall be endorsed with a legend substantially in the form set forth below:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

3.9 Financing.

Occidental has, or will have at the Closing, sufficient cash available to pay amounts required to be paid pursuant to Section 1.2(b), and to pay for any of the related fees and expenses Occidental incurs.

3.10 Blank Check Company.

Occidental understands that the Company is a recently organized blank check company formed for the purpose of acquiring (an “initial business combination”) one or more businesses or assets in the energy industry (it being understood that the Transaction or a Related Transaction constitutes an initial business combination). Occidental further understands that (a) the Company’s assets consist of the cash proceeds of its public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of the Company, certain of its stockholders and the underwriters of its IPO and (b) the monies in the Trust Account may be disbursed only (i) to the Company in limited amounts from time to time (and in no event more than $3,250,000 in total) in order to permit the Company to pay its operating expenses; (ii) if the Company completes an initial business combination, to certain dissenting public stockholders, to the underwriters for the IPO in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to the Company; and (iii) if the Company fails to complete an initial business combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to the Company in limited amounts to permit the Company to pay the costs and expenses of its liquidation and dissolution, and then to the Company’s stockholders who purchased securities in the IPO.

4. CONDITIONS OF OCCIDENTAL’S OBLIGATIONS AT CLOSING.

The obligations of Occidental under Section 1.1(b) of this Agreement are subject to the fulfillment on or before the earlier of the Closing, of each of the following conditions, the waiver of which will not be effective unless in writing thereto:

4.1 Representations and Warranties.

The representations and warranties of the Company contained in Section 2 (i) if specifically qualified by materiality, are true and (ii) if not qualified by materiality, are true in all material respects, in each case on and as of the Closing date with the same effect as though such representations and warranties had been made on and as of the Closing date (unless any such representation and warranty is made only as of a specified date, in which case, such representation and warranty shall be true in all material respects as of such specified date).

4.2 Performance.

The Company has performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate.

The President or a Vice President of the Company has delivered to Occidental at the Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2, 4.4, and 4.7 have been fulfilled.

4.4 Qualifications.

All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series A Preferred Stock pur-suant to this Agreement have been duly obtained and are effective as of the Closing.

4.5 No Action or Injunction.

There shall be law, statute, order, rule or regulation of, and no action, suit, proceeding, or investigation pending by, any governmental authority or regulatory body of the United States or of any state that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, and there shall not be in effect any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality of competent jurisdiction that enjoins or prohibits consummation of such transactions.

4.6 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing have been completed, and all documents incident thereto are reasonably satisfactory in form and substance to Occidental’s counsel, which has received all such counterpart original and certified or other copies of such documents as it may reasonably request.

4.7 Transaction Closing.

The closing of (i) the Transaction pursuant to the Kern Acquisition Agreement has occurred or shall occur concurrently with the Closing or (ii) any Replacement Transaction under the terms of any merger or acquisition agreement satisfactory to Occidental has occurred or shall occur concurrently with the Closing, in each case, without waiver of any of the material terms or conditions of the Kern Acquisition Agreement or such other agreement unless, in each case, approved in writing by Occidental (which approval shall not be unreasonably withheld or delayed).

4.8 Certificate of Designations.

The Company has filed the Certificate of Designations with the Delaware Secretary of State and delivered evidence of such filing to Occidental.

4.9 Secretary’s Certificate.

The Company has delivered to Occidental copies of its Certificate of Incorporation and Bylaws each certified by the corporate secretary of the Company to be true, correct and complete and in full force and affect and unmodified as of the Closing date and a certificate of corporate good standing for the Company certified by the Secretary of State of the State of Delaware dated not more than ten (10) days prior to the Closing.

4.10 Opinion of Company Counsel.

Occidental has received from Cleary Gottlieb Steen & Hamilton LLP, counsel for the Company, an opinion, dated the date of the Closing, in form and substance reasonably satisfactory to Occidental’s counsel, covering the items specified in Annex A.

4.11 Note, Shareholders Agreement and Registration Rights Agreement.

The Company has executed and delivered the Shareholders Agreement and Registration Rights Agreement in the forms attached hereto as Exhibits C and D, respectively.

4.11 FIRPTA Certification.

The Company has executed and delivered a certificate in the form attached hereto as Exhibit E.

5. CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to Occidental under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties.

The representations and warranties of Occidental contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance.

Occidental has performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Qualifications.

All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained by Occidental in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of the Closing.

5.4 No Action or Injunction.

There shall be law, statute, order, rule or regulation of, and no action, suit, proceeding, or investigation pending by, any governmental authority or regulatory body of the United States or of any state that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement, and there shall not be in effect any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality of competent jurisdiction that enjoins or prohibits consummation of such transactions.

5.5 Transaction Closing.

The closing of the Transaction or any Replacement Transaction shall have occurred or shall occur concurrently with the Closing.

5.6 Shareholder Approval.

If required under Section 713(a)(ii) or Section 7.13(b) of the Amex Company Guide, the transactions contemplated by this Agreement shall have been approved by the Company’s stockholders. The Company agrees that Occidental may, in its sole discretion, agree to an increase in the Fixed Amount (as defined in the Certificate of Designations) to the extent necessary to avoid shareholder approval being required under Section 713(a)(ii) or Section 7.13(b) of the Amex Company Guide.

6. TERMINATION.

6.1 Termination of this Agreement.

Subject to Section 6.2, this Agreement may be terminated by notice in writing at any time prior to the Closing (i) by either party if the Closing does not occur on or prior to December 31, 2008; provided, that the failure by the party seeking to terminate this Agreement pursuant to this clause (i) shall not have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) by Occidental, pursuant to Section 7.17; or (iii) by the parties, if so mutually agreed in writing.

6.2 Effect of Termination.

If this Agreement is terminated with respect to any party in accordance with this Section 6 and the transactions contemplated hereby are not consummated, this Agreement, other than the provisions of this Section 6.2 and Section 7, shall become null and void and of no further force and effect, without any liability on the part of any party or its affiliates, directors, officers or stockholders; provided that nothing in this Section 6.2 shall relieve any party to this Agreement of any liability resulting from a knowing and material breach of this Agreement on or prior to the date of termination. Notwithstanding anything to the contrary set forth in this Agreement, none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to this Agreement. For the avoidance of doubt, the Confidentiality Agreement between the Company and Occidental dated August 22, 2007 shall survive any termination of this Agreement.

7. MISCELLANEOUS.

7.1 Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants, except as specifically set forth herein or therein.

7.2 Survival of Warranties.

The warranties, representations, and covenants of the Company and Occidental contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and following the Closing.

7.3 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any shares of Series A Preferred Stock sold hereunder or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.4 Governing Law.

This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Central District of California and in any California State court located in Los Angeles County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of California for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

7.5 Specific Performance

The parties hereto acknowledge that monetary damages are not an adequate remedy for violations of Section 1, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce such Section and prevent any violation thereof and, to the extent permitted by applicable law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party hereto waives any objection to the imposition of such relief.

7.6 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.9 Notices.

Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the date of mailing, confirmed facsimile transfer or delivery.

7.10 Finder’s Fees.

Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Occidental agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which Occidental or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless Occidental from any liability for any commission or compensation in the nature of a finder’s fee (and the reasonable costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.

7.11 Expenses.

Irrespective of whether the Closing is effected, each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of this Agreement.

7.12 Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Note, any Ancillary Agreement or the Certificate of Designations, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

7.13 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Occidental. Any amendment or waiver effected in accordance with this Section will be binding upon Occidental, each future holder of all Securities purchased under this Agreement (including Securities into which the purchased securities are converted), and the Company.

7.14 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

7.15 Public Announcements.

Subject to each party’s disclosure obligations imposed by law, rule or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated hereby, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto.

7.16 Trust Account Waiver.

Unless and until the Closing occurs, Occidental waives any right, title, interest or claim of any kind (any “Claim”) it or any of its affiliates have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom (except amounts properly released to the Company as described in Section 3.9) as a result of, or arising out of, any Claims against the Company in connection with this Agreement or any other agreement with the Company.

7.17 Schedule of Exceptions.

From time to time prior to the Closing, the Company may supplement or amend the Schedule of Exceptions with respect to any matter (i) which may arise hereafter and which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Schedule of Exceptions or (ii) which makes it necessary to correct or update any information in the Schedule of Exceptions or in any representation and warranty of the Company which has been rendered inaccurate thereby. To the extent the Company makes any such supplements or amendments to the Disclosure Schedule after the date hereof and prior to the Closing, the Disclosure Schedule and the related representations and warranties shall be deemed modified as of the Closing to the extent set forth in such supplements or amendments; provided, however, that if any matter disclosed pursuant to Section 7.17(ii) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, Occidental may terminate this Agreement by written notice to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NTR ACQUISITION CO.

By:	/s/ Mario E. Rodriguez
Name: Mario E. Rodriguez
Title: Chief Executive Officer

Address:	100 Mill Plain Road
Suite 320
Danbury, CT 06811

OCCIDENTAL PETROLEUM INVESTMENT CO.

By:	/s/ Todd Stevens
Name: Todd Stevens
Title: Vice President

Address:	10889 Wilshire Blvd.
Los Angeles, CA 90024